EXHIBIT 10.14

                        WOLVERINE WORLD WIDE, INC.
              EXECUTIVE LONG-TERM INCENTIVE (THREE YEAR) PLAN
                             1995-1997 PERIOD



                                 ARTICLE I

                         ESTABLISHMENT OF THE PLAN


     1.1 The Wolverine World Wide, Inc. Executive Long-Term Incentive (Three Year) Plan, as summarized herein, is established by Wolverine World Wide, Inc. ("Wolverine" or the "Company") for the three-year fiscal period of 1995-1997 and may be continued, intact or as amended, from year to year, at the Company's option.

     1.2  The primary purposes of the plan are to:

          (a) Encourage longer range strategic planning and not stress over-dependence on short-term performance which could be at the expense of long-term increases in stockholder value and/or achieving a strategic position/advantage in the marketplace.

          (b) Encourage cooperation among all the units of the Company so as to foster a closer and more cooperative association and sense of teamwork.

          (c) Encourage key management individuals to enter and continue in the employ of the Company.


                                ARTICLE II

                            CONCEPT OF THE PLAN


     2.1 (a) The primary concept of the plan is to establish a financial goal for each three-year time period for the Company. These periods are overlapping. The goal needs to be both closely identified with the interests of the stockholders and easily understood.

          (b) The goals for all plans through 1997 are expressed in terms of earnings per share (E.P.S.). The Compensation Committee has determined that this goal meets the objectives stated above. The definition of "earnings per share," for this purpose, is the Company's net after-tax earnings per common share of stock after all expenses and taxes, except for the payment of the three-year bonus itself.
                                ARTICLE III

                              GOALS FOR PLAN
                   (EARNINGS PER SHARE, POST '94 SPLIT)

     YEAR           THRESHOLD                TARGET         MAXIMUM
     1995             $ 1.63                 $ 1.92         $ 2.30
     1996               1.88                   2.21           2.65
     1997               2.16                   2.54           3.05
     TOTAL            $ 5.67                 $ 6.58         $ 8.00

Note: In order to pay a bonus, E.P.S. in the third year must be at least 20 percent of the total E.P.S. goal for the three-year period (e.g., at Threshold, E.P.S. for 1997 must be $1.13 per share, 20% X $5.67).

SPECIAL NOTE

          The Compensation Committee reserves the right to reduce any Participant's bonus if his/her performance was not satisfactory during any year of the Plan and/or if his/her unit did not achieve 80 percent of the Unit Target Goal for the three-year period (as noted in the Executive Annual Bonus Plan) and/or if the Chief Executive Officer recommends a reduction in an individual's bonus.

PAYOUT AGAINST GOALS

          Payout under the 1995-97 Plan as a percentage of each Participant's individual target bonus will be made according to the final schedule:

          GOAL                         PAYOUT AS % OF TARGET BONUS<F*>
     Threshold $5.67                                  50%
     Target    $6.58                                 100%
     Maximum   $8.00                                 150%

<F*> For E.P.S. between the goals shown, the payout as a percentage of
Target Bonus will be determined by straight line interpretation.







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                                ARTICLE IV

                             MANNER OF PAYMENT


CASH PAYOUT AND RESTRICTED STOCK.

     4.1 GENERAL. Each Participant will receive part of his or her bonus in cash and part in restricted stock according to the terms below.

     4.2 CASH PAYOUT. Each Participant will receive a cash payment equal to fifty percent (50%) of his or her formula award. The Company will make the cash payment within 30 days of acceptance of the fiscal year 1997 certified audit by the Board of Directors.

     4.3 RESTRICTED STOCK. Each Participant will also receive a grant of restricted stock on the same date the cash payment is made pursuant to
Section 4.2. The number of shares of restricted stock a Participant shall receive will equal seventy-five percent (75%) of the formula award divided by the market value of the Company's Common Stock on the date of grant, rounded to the nearest whole share. The restrictions imposed on the restricted stock shall lapse in three equal annual installments commencing one year following the grant date. Each award of restricted stock shall be evidenced by a restricted stock agreement containing such terms and conditions, including vesting schedules, consistent with the provisions of the Plan.


                                 ARTICLE V

                       TERMINATION OF PARTICIPATION


     5.1 RETIREMENT, DEATH, OR TOTAL DISABILITY. If a Participant ceases to be a Participant before the end of any performance period and more than 12 months after the beginning of such performance period because of death, normal or early retirement under the Company's retirement plan, as then in effect, or total disability under the Company's long-term disability plan, an award shall be paid to him or his estate after the end of such performance period prorated as follows. The award, if any, for such performance period shall be equal to 100 percent of the formula award of the amount that he would have received if he had been a Participant during the entire performance period, multiplied by the ratio of his full months as a Participant during that performance period to the number of months in that performance period. The award, if any, shall (unless the Company otherwise determines) only be made in the form of a cash payout and no shares of restricted stock shall be awarded.




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     5.2  OTHER TERMINATION.  If an employee ceases to be a Participant during any performance period(s), or prior to actual receipt of the award for a previous period because of the Participant's termination of employment for any reason other than described in Section 5.1 above, the Participant will not be entitled to any award for such performance period. If a Participant continues in Wolverine's employment but no longer is approved by the Board's Compensation Committee to participate in future periods, his/her eligibility for a prorated award in current periods will be determined solely by the Compensation Committee and communicated to the Participant. Factors used in this determination could include the Participant's past and current performance, reasons for the change in participation and other job-related factors as determined by the Compensation Committee.


                                ARTICLE VI

                                  SUMMARY

          This communication is meant to summarize the major elements of the Wolverine World Wide, Inc. Executive Long-Term Incentive Plan. The plan shall not be construed to give and does not give any Participant the right to be retained in the employ of the Company.

          The Board may discontinue the plan at any time, suspend the plan at any time or from time to time, and from time to time amend the plan in any respect, except that no amendment may be made which either would cause any Participant to be deprived of any award previously earned but not paid or would adversely affect any award such Participant might receive for any performance period which commenced before such amendment was made. The Board and/or the Compensation Committee may review at any time the plan and its administration to determine whether the objectives of the plan continue to be met. Where appropriate, the Chief Executive Officer will recommend changes in the plan for adoption by the Board of Directors and/or the Compensation Committee.
















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